Exhibit 10.1

BOARD OF DIRECTORS COMPENSATION SUMMARY

Annual Retainers	• $100,000 for all non-employee directors of the Board (½ paid in cash; ½ paid in stock)

Restricted Stock Units (RSUs)

•      1,000 RSUs

•      Granted on same day as annual meeting

•      Deferred to retirement

•      Paid out over same period as elective deferred compensation

•      Pro rata RSUs for directors appointed during the year (based on quarter after joining the Board)

Committee Retainers

•      $20,000 for Presiding Director (which includes all other Committee fees to which he or she might otherwise be entitled) and Audit Committee Chair

•      $10,000 for Compensation Committee Chair and Audit Committee members

•      $7,500 for Chairman: Finance and Corporate Governance / Qualified Legal Compliance

•      $7,500 for Board members serving on more than one committee. Except, fee shall not be paid to those receiving fees for both committees on which they serve, e.g., member of Audit and Chairman of Governance. (Corporate Governance & Qualified Legal Compliance considered one committee)

Retainer Payment Timing	• The quarterly retainer is paid on an arrears basis. For example the retainer earned for November, December and January is paid in January.

Form of Retainer Payment

•      One-half of retainers paid in Brunswick Stock. Stock can either be:

•      Distributed on a current basis, or

•      Deferred and distributed in stock after retirement from the Board

•      One-half of retainer to be paid in cash. Cash can either be:

•      Paid on a current basis

•      Converted to common stock and distributed on a current basis (number of shares determined by dividing cash to be converted by closing Brunswick stock price on day cash would have been paid)

•      Converted to deferred stock with a 20% premium (number of shares determined by dividing 120% of cash to be converted by closing Brunswick stock price on day cash would have been paid). Common stock will be distributed after retirement from the Board

•      Deferred stock is credited to a Rabbi Trust at Bank One.

•      Pre 2005 retainer deferrals will continue to be managed per the terms and conditions of the 1997 Stock Plan for Non-Employee Directors.

•      2005 and later retainer deferrals will be managed per the terms and conditions of the 2005 Brunswick Corporation Deferred Compensation Plan for Non-Employee Directors.

Product	• $15,000 of product annually.